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                                                                     EXHIBIT 4.3

                       Company Savings Plan, as amended

                              Business Objects S.A.

               _________________________________________________

     By:

     Business Objects S.A., headquartered at 1 Square Chaptal, 92300 LeVallois - Perret, represented by Mr. Bernard Liautaud, acting in his capacity as Chairman of the Board of Directors.

     It shall be recalled that an Employee Savings Plan (the Savings Plan) was established on July 4, 1991, and was effective as of January 1, 1991. Its purpose is to enable employees of the Company to participate, with the Company's help, in the establishment of a collective portfolio of investment securities. The Savings Plan rules state that the amounts contributed to the Savings Plan may be used to acquire securities issued by the Company, subject to the terms and conditions defined by the shareholders of the Company and its Board of Directors. Shares issued by the Company are to be subscribed directly by each of the participating employees.

     In order to simplify the administration of the Savings Plan, the Company resolved to implement a Company Mutual Fund (Fonds Common de Placement d'Entreprise) and therefore to amend the rules of the Savings Plan.

     Now therefore the rules of the Savings Plan, which replace and supersede the rules of the Savings Plan dated November 16, 1995, are as follows, it being specified that the rules of the Savings Plan dated November 16, 1995 shall survive and remain in full force with respect to shares of the Company issued prior to the date of this Savings Plan.


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                                       I
                                 BENEFICIARIES
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ARTICLE 1:  Participating employees

     1.1 All employees of the Company are eligible to participate in the Savings Plan; provided they have been employed by the Company for at least six
(6) months on the date they enroll in the Savings Plan.

     1.2 Former employees who have retired or taken an early retirement, and who enrolled in the Plan prior to such retirement or early retirement, may continue to make contributions, provided they have not closed out their account.
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     1.3    No employee contribution, except for incentive-plan disbursements
("interessement") can be made on or after the date on which the employee ceases to be employed by the Company for any reason other than retirement or early retirement.

ARTICLE 2:  Participation Requirements

     2.1    Voluntary Participation
            -----------------------

     Each employee voluntarily participating in the Savings Plan pursuant to
Article 4.2, fills out a participation form provided by the personnel department. A sample form is attached hereto.

     By purchasing shares in the Company Mutual Fund Business Objects Actionnariat or purchase of shares in the mutual funds Selection 900 and Selection 903, a participant automatically adheres to the rules of the Savings Plan. Such adhesion is formalized by remitting the subscription form to the personnel department.

     2.2    Mandatory Participation
            -----------------------

     Since amounts in the special profit-sharing reserve ("reserve speciale de participation") are mandatorily deposited into the Savings Plan pursuant to the rider to the profit-sharing agreement signed on November 16, 1995, no individual participation formality is required in this regard.


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                                      II
                           CONTRIBUTIONS TO THE PLAN
                    -------------------------------------------

ARTICLE 3:  Funding of the Savings Plan

     The Savings Plan is funded by:

     -- the annual contribution, on behalf of the employees, of the special profit-sharing reserve;

     --     voluntary contributions by employees, made in accordance with
            Article 4;

     --     supplemental contributions by the Company,if any; and

     -- the reinvestment of revenues and capital gains from investments made in the Savings Plan.

ARTICLE 4:  Voluntary Employee Contributions

     4.1    Incentive-plan Contributions ("interessement")
            ----------------------------------------------

     Each participant may decide to apply to the Savings Plan all or part of the incentive-plan disbursement he/she is allotted pursuant to the Company's incentive-plan agreement.

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     Upon each incentive-plan disbursement, the recipient employees must, within
15 days of receiving the individual incentive-plan statement, inform the personnel office of the amount they wish to contribute to the Savings Plan.

     Incentive-plan disbursements contributed to the Savings Plan are exempt from income tax, up to an amount equal to half of the social security ceiling. Incentive-plan disbursements are subject to the Cotisation Sociale Generalisee and the Contribution au Remboursement de la Dette Sociale, even if partially or fully contributed to the Savings Plan. As a result, such taxes are withheld from the incentive-plan disbursement before contribution to the Savings Plan.

     4.2    Periodic Contributions Resulting from an Annual Savings Agreement
            -----------------------------------------------------------------

     Any employee who wishes to make voluntary contributions pursuant to an annual savings agreement shall state the annual amount of his/her contribution upon enrolling in the Savings Plan. This annual amount may be increased or decreased at the beginning of each calendar year. The minimum annual amount is 1,000 francs.

     The employee's annual contribution, divided by four, is deducted from his or her salary in the last month of each quarter. These quarterly contributions may be suspended, increased, or decreased during the year, provided that the personnel department is notified before the 5th day of the month for which the suspension, increase or decrease is to occur.

     4.3    Non-periodic Contributions
            --------------------------

     Outside the framework of any annual savings agreement, employees may subscribe shares of the mutual funds Selection 900 and Selection 903, as well as shares of the Company Mutual Fund Business Objects Actionnariat if and when an offering period is open, either by making a payment in cash or by direct deduction from their salary. Participants may also purchase shares of the Company Mutual Fund Business Objects Actionnariat by contributing shares of the Company which they subscribes prior to the effective date of this Savings Plan.

     4.4    Annual  Limit on Voluntary Contributions
            ----------------------------------------

     By law, total contributions during any one calendar year may not exceed one fourth of the employee's gross annual salary. The calculation of maximum annual contributions includes incentive-plan contributions and periodic and non-periodic voluntary contributions as defined in Articles 4.1, 4.2 and 4.3 above. The special profit-sharing reserve, however, is not included in this calculation.

ARTICLE 5:  Management Costs

     The Company is responsible for:

     --     the cost of maintaining the individual savings accounts;

     -- the setup fees for Mutual Funds to which Savings Plan contributions are made;

     --     the cost of holding the Company's securities;


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     --     the administrative and financial management commissions payable to the management company of the Company Mutual Fund Business Objects Actionnariat; and

     -- the securities trading costs, statutory auditors costs and more generally all transaction costs relating to the Company Mutual Fund Business Objects Actionnariat.

     The annual administrative and financial management commissions payable to the management company relating to Selection 900 and Selection 903 shall remain the responsibility of the employees participating in the Savings Plan, as are the stock exchange costs related to arbitrage on securities issued by the Company.

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                                      III
                                 INVESTMENT OF
                              AMOUNTS CONTRIBUTED
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ARTICLE 6:  Management of the Funds

     6.1    Investment Choices Offered
            --------------------------

     Amounts received by the Savings Plan are credited to the individual account opened in the name of the participating employee at Banque Worms, trustee of the Savings Plan. They are allocated to one of the following types of investment, at the option and in the proportions desired by the employee:

     -- Shares of the Company Mutual Fund "Business Objects Actionnariat". This Fund is invested in shares of Business Objects S.A., when issued in the context of an offering period reserved for subscription to employees. The shares of Business Objects S.A. are traded on the Nasdaq National market in the form of American depositary shares.

     --     Shares of the Mutual Fund "Selection 900".

     --     Shares of the Mutual Fund "Selection 903".

     Amounts contributed pursuant to the Savings Plan are allocated to one of the three types of investments within fifteen (15) days from the contribution or due date.

     If the employee does not select an investment option, the contributions shall be allocated entirely to the Selection 900 Fund.

     6.2    Selection 900 and Selection 903 Mutual Funds
            --------------------------------------------

     Banque Worms, headquartered at "Le Voltaire", 1 place des Degres, 92059 Paris La Defense, is the trustee of each of the Selection 900 and Selection 903 Mutual Funds. The management company is Epargne Expansion, headquartered at "Le Voltaire", 1 place des Degres, 92059 Paris La Defense.

     This agreement includes approval of the attached rules governing each of the two Funds.

     The Board Committee ("Conseil de Surveillance") for each of the Mutual Funds shall include an employee representative, elected by the Worker's Council, and a Company representative.

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     The Board Committee is required to meet each year to review the management company's report on the operations of the Funds and the results obtained during the past year.

     No modification of the Mutual Fund rules can be decided without the approval of the Board Committee.

     6.3    Business Objects Actionnariat Mutual Fund
            -----------------------------------------

     Banque Worms, headquartered at "Le Voltaire", 1 place des Degres, 92059 Paris La Defense, is the trustee of each of the Selection 900 and Selection 903 Mutual Funds. The management company is Epargne Expansion, headquartered at "Le Voltaire", 1 place des Degres, 92059 Paris La Defense.

     This agreement includes approval of the attached rules governing each of the two Funds.

     The Fund is classified as a Company Mutual Fund ("Fond Commun de Placement d'Entreprise") invested in listed securities. As such, it is allowed to invest more than 10% of its net equity in securities of the Company, subject to the terms and conditions defined by the Company's general meetings of shareholders and Board of Directors. The portfolio of the Fund shall be invested exclusively in shares of Business Objects S.A., in the form of American depositary shares traded on the Nasdaq National Market, it being specified that the Fund may not hold more than 10% of the voting securities of the Company.

     The Board Committee for the Fund shall include four employee representatives, elected by the Worker's Council, and four Company representatives.

     The Board Committee is required to meet each year to review the management report on the operations of the Fund and the results obtained during the past year.

     No modification of the Mutual Fund rules can be decided without the approval of the Board Committee.

     6.4    Income from the Portfolio
            -------------------------

     Income from the Selection 900 and Selection 903 Mutual Funds, including dividend tax credits and other tax credits, are mandatorily reinvested in the Fund and thereby increases its value.

     In the case of securities transactions that include the attribution of shares or other rights of the Company, those rights are, at the election of the Fund, either transferred to Business Objects Actionnariat Mutual Fund, or an equivalent cash value is credited to the Fund. The latter then invests such cash in one or both of the other Mutual Funds.

     Other income arising from Business Objects securities and paid in cash are reinvested in either Selection 900 or Selection 903, at the election of the employee. In the absence of election made, income is reinvested in Selection 900 Mutual Fund shares.

ARTICLE 7:  Investment Modifications by Employees

     Any employee or former employee may, under the following conditions, modify the investment of his or her funds during the waiting period:

     -- No modifications may be made with regard to amounts deposited prior to November 16, 1995.

     -- In order to facilitate management, orders will be centralized once a month and processed once a month. A participant wishing to modify the investment of his or her funds during a given month must so notify Epargne Expansion before the 15th of that month (or the business day preceding that date).

     -- No fund-investment modifications may be made in those cases where the amounts contributed by the employee have been supplemented by an employer contribution under the conditions set forth in Article L. 443-7, Paragraph 2, of the Labor Code.

     -- Any participant who modifies the investment of his funds shall pay the related modification costs, namely, the setup costs for the Mutual Fund into which his savings are to be transferred, and any other stock-exchange costs related to arbitrage on Company securities.

     --     The cost of any arbitrage is to be borne by the employee.

     -- No arbitrage can be performed on Business Objects Actionnariat Mutual Fund shares if those shares have not been paid in full.

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                                      IV
                           AVAILABILITY AND PAYMENTS
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ARTICLE 8:  Waiting Period

     Without prejudice to Article 9 of these rules, holdings invested in the name of an employee after these rules become effective shall not be available until the first day of the fourth month of the fifth fiscal year following the year in which the securities or mutual fund shares are acquired.

     However, if for any reason, there is no longer a profit-sharing agreement in effect within the Company, the waiting period shall expire on the first day of the seventh month of the fifth fiscal year following the year in which the shares or securities were acquired.

     Investment arbitrage as cited in Article 7 of these rules shall not affect the original availability date as defined above.

ARTICLE 9:  Early Availability

     Participants or their beneficiaries may, however, gain access to their benefits before expiration of the five-year period in the following cases, as cited in Article R. 442-7 of the Labor Code:

     --     Said person gets married.

     -- A third or subsequent child is born into the household or taken in with a view to adoption.

     --     Divorce, when said person retains custody of at least one child.

     -- Said person or his/her spouse becomes disabled as defined under subparagraphs 2 and 3 of Article L. 341-4 of the Social Security Code.

     --     Death of beneficiary or his/her spouse.

     --     Employment contract ends.

     -- The beneficiary or his/her spouse creates or buys an industrial, commercial, craft or agricultural enterprise, either as a sole proprietor or in the form of a company, provided that he/she effectively controls said enterprise as defined in Article 163 quinquies A of the General Tax Code, or a facility with a view to engaging in another, non-employee occupation.

     -- Acquisition or enlargement of said person's main residence that entails creating new living space as defined in Article R. 111-2 of the Building and Housing Code, provided there exists a building permit or a prior declaration of the work to be undertaken.

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     --     The employee is in a situation of over-indebtedness as defined in
            Article L. 331-2 of the Consumption Code. A petition must be sent to the organization managing the funds or to the employer through the Chairman of the Over-indebtedness Case Review Committee or the judge, if early availability of the benefits is deemed favorable to the conclusion or necessary for the performance of an out-of-court settlement or a court-supervised receivership.

     As stated earlier, Company shares are not negotiable unless the subscription price has been paid in full.

ARTICLE 10: Payout of Holdings

     Holdings which become available, either because the waiting period has expired or an early-availability circumstance has arisen, may, at the employee's or his/her beneficiary's option, either be:

     --     left in the Savings Plan, or

     --     paid out in part or in whole.

     Payout requests and any necessary supporting documents must be sent in writing to Epargne Expansion before the 15th of the current month, or the last preceding business day, precisely indicating the type and number of shares or securities for which payment is requested.

     Selection 900, Selection 903 and Business Objects Actionnariat Mutual Fund shares are purchased according to the procedures set forth in the rules for each of these Mutual Funds.

ARTICLE 11: Former Employees

     11.1 If an employee leaves the Company without exercising his/her early availability rights or before the Company is in a position to liquidate, on the date of his/her departure, all of the benefits which he/she holds, the Company will:

     -- issue the employee a declaration indicating the nature and amount of his/her benefits as well as the date(s) on which those benefits will become tradeable or payable;

     -- ask for the address where interest, dividends and notices relating to his/her benefits, and, upon their maturity, the securities or corresponding amounts should be sent; and

     -- inform the employee that he/she is responsible for informing the Company of any change of address.

     11.2 When an employee who has left the company cannot be reached at the most recent address he/she has indicated, the holdings in his/her name shall be held by the management organization. Upon expiration of the statute of limitations, the management organization shall liquidate the assets and deposit the resulting sum in the public Treasury.

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                                       V
                           MISCELLANEOUS PROVISIONS
                    -------------------------------------------

ARTICLE 12:    Informing Participants

     Information relating to this Savings Plan shall be communicated by posting or through informational memos. Every time a transaction, subscription or purchase occurs, a personalized statement indicating the number of stock shares acquired or purchased and the price of the subscription (or value of the purchase) shall be remitted to the participant. Participants shall receive at least one statement per year, reminding them of their situation, the date on which their holdings become available, and the circumstances under which those holdings may become available earlier. Each subscription offering on Company securities shall be communicated in an informational memorandum remitted in advance to the employees. The memorandum shall indicate the nature and terms of the offering.

ARTICLE 13:    Settlement of Disputes

     Before filing an action with the courts having jurisdiction, the Company and participants shall attempt to resolve, within the corporate framework, any disputes related to the Savings Plan.

ARTICLE 14:    Term and Effective Date

     This Savings Plan becomes effective on December 21, 1998 and shall be renewed by tacit agreement unless terminated by the Company prior to January 1st of each year.

     Termination or any modification shall be documented in the same form and manner as the Savings Plan was concluded.

Signed in Levallois-Perret on December 17, 1998.
                     ----------------


__________________________________________
[signature]
Bernard Liautaud
Chairman of the Board of Directors

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